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EXHIBIT 4.8

                              CONSULTING AGREEMENT

         CONSULTING AGREEMENT between Genius Products, Inc. (the "Company"), and LP Group, Inc. ("Consultant"), dated as of July 1, 2002 (the "Agreement").

         WHEREAS, the Company wishes to retain the services of Consultant and Consultant wishes to provide consulting services to the Company (the "Services") for an initial period of six months;

         NOW THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration the adequacy and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

SECTION 1. SERVICES TO BE PROVIDED BY CONSULTANT. As of the date hereof, Consultant shall aid Company with public relations.

SECTION 2. PAYMENT BY THE COMPANY. In lieu of a monthly retainer of $3,000, the Company will issue common stock of the Company to Consultant, in the name of Cherie LePenske, at the end of each one-month period following the date of this agreement (the "Shares"). The number of Shares will be based upon the average closing price of the Company's common stock for the previous four weeks. The Shares will be registered by the Company on an S-8 Registration Statement.

SECTION 3. OBLIGATIONS OF CONSULTANT. Consultant shall (1) not engage in any act that the Company determines in its sole discretion may be deemed to be in competition with the Company, (2) treat as confidential all Company information disclosed to him by the Company, and Consultant shall return all such information to the Company at the end of this agreement in whatever form such information such may exist, and (3) perform all work for the Company to the highest professional standards. Consultant shall be responsible for the payment of all his federal, state, local income, social security, and FICA taxes. Consultant acknowledges that the relationship with the Company is one of an independent contractor and not one of employment.

SECTION 4. TERM AND TERMINATION. Either party may terminate the Agreement on 30 days' prior written notice, and if not so terminated the Agreement will expire on December 31, 2002, although the contract may be extended by the mutual agreement of the parties hereto.


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SECTION 5.        GOVERNING LAW. This Agreement shall be governed by and
                  construed in accordance with the laws of the State of California without regard to conflict of laws principles. The parties hereby submit to the state and federal courts in San Diego County, California, and waive all defenses to venue or that the forum is inconvenient

                  THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDINGS ARISING OUT OF THIS AGREEMENT.

SECTION 6. MISCELLANEOUS. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument. The parties may execute the Agreement by facsimile. This Agreement supersedes all previous oral and written agreements and negotiations relating to the subject matter hereof. This Agreement may not be modified except by an instrument in writing executed by the parties. This Agreement shall inure to the successors and assigns of each party except that no party may assign any of its obligations hereunder without the written consent of the other party. In any proceedings brought hereunder the losing party shall pay all the attorneys' fees and expenses of the other party incurred in such proceedings.

         IN WITNESS HEREOF, the parties have executed this Agreement on the date first written above.

                                   GENIUS PRODUCTS, INC.

                                   By:    /S/ KLAUS MOELLER
                                       -----------------------------------------
                                          Klaus Moeller, Chief Executive Officer

                                   LP GROUP, INC.

                                   By:    /S/ CHERIE LEPENSKE
                                       -----------------------------------------
                                          Cherie LePenske, Authorized Officer